Casa Alegre Phase I Limited Partnership

                          RD Case No. 36-024-0850378884

                          Independent Auditors' Report

                     Years Ending December 31, 2002 and 2001

                     Casa Alegre Phase I Limited Partnership

                                Table of Contents



                                                                            Page

Independent Auditors' Report..................................................1

Financial Statements
       Balance Sheet..........................................................2

       Statement of Operations................................................4

       Statement of Partners' Equity (Deficit)................................5

       Statement of Cash Flow.................................................6

       Notes to Financial Statements..........................................7

Independent Auditors' Report on Compliance....................................12

Independent Auditors' Report on Internal Control Structure....................15

Supplemental Information
       Schedule of administrative, utilities, maintenance, taxes, insurance, interest, and depreciation expenses....................................18

Kenneth C. Boothe & Company, P.C.
Certified Public Accountant
--------------------------------------------------------------------------------
1001 East Farm Road 700 o Big Spring, Texas 79720 o (915) 263-1324 o FAX (915) 263-2124



                          INDEPENDENT AUDITORS' REPORT

To the Partners,
Casa Alegre Phase I Limited Partnership

We have audited the accompanying balance sheets of Casa Alegre Phase I Limited Partnership as of December 31, 2002 and 2001, and the related statements of operations, partners' equity, and cash flow for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards and Government Auditing Standards issued by the Comptroller General of the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Casa Alegre Phase I Limited Partnership as of December 31, 2002 and 2001, and the results of its operations and its cash flow for the years then ended in conformity with generally accepted accounting principles.

In accordance with Government Auditing Standards issued by the Comptroller General of the United States, we have also issued a report dated February 8, 2003, on our consideration of Casa Alegre Phase I Limited Partnership's internal control structure and a report dated February 8, 2003, on its compliance with laws and regulations.

Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplementary information shown on Pages 19 through 20 is presented for purposes of additional analysis and is not a required part of the basic financial statements of the Partnership. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.






                                   KENNETH C. BOOTHE AND COMPANY, P.C.
February 8, 2003
Big Spring, Texas

                     CASA ALEGRE PHASE I LIMITED PARTNERSHIP
                                  Balance Sheet
                           December 31, 2002 and 2001


                                     Assets
                                     ------

                                                                 Dec. 31, 2002                 Dec. 31, 2001
                                                                ----------------            --------------------

Current Assets

      Cash and Cash Equivalents                               $           2,278           $              30,775
      Accounts Receivable - RD                                            5,918                               0
      Accounts Receivable - Other                                           104                              14
      Prepaid Expenses                                                    8,292                           8,059
                                                                ----------------            --------------------

           Total Current Assets                                          16,592                          38,848
                                                                ----------------            --------------------

Restricted Deposits & Funded Reserves

      Tenant Security Deposits                                            7,767                           7,717
      Real Estate Tax & Insurance Escrow                                 19,040                          14,481
      Restricted Insurance Proceeds                                           0                          33,490
      Replacement Reserve Escrow                                        157,443                         145,948
                                                                ----------------            --------------------

           Total Restricted Deposits &
                        Funded Reserves                                 184,250                         201,636
                                                                ----------------            --------------------

Property & Equipment

      Land                                                               70,925                          70,925
      Building & Equipment                                            1,837,621                       1,818,296
      Furnishings                                                        13,434                          13,434
      Maintenance Equipment                                               8,306                           8,305
      Accumulated Depreciation                                         (579,164)                       (526,797)
                                                                ----------------            --------------------

           Total Property & Equipment                                 1,351,122                       1,384,163
                                                                ----------------            --------------------

Other Assets

      Deposits                                                            2,000                               0
                                                                ----------------            --------------------

           Total Other Assets                                             2,000                               0
                                                                ----------------            --------------------

           Total Assets                                       $       1,553,964           $           1,624,647
                                                                ================            ====================

                     The accompanying notes are an integral
                       part of these financial statements
                                       2

                     CASA ALEGRE PHASE I LIMITED PARTNERSHIP
                                  Balance Sheet
                           December 31, 2002 and 2001


                                   Liabilities
                                   -----------

                                                                 Dec. 31, 2002                 Dec. 31, 2001
                                                                ----------------            --------------------

Liabilities

      Current Liabilities

           Current Maturities of
              Long Term Debt                                  $          11,521           $              10,559
           Accounts Payable                                               2,148                          15,733
           Deferred Income - Insurance Proceeds                               0                          22,561
           Accrued Liabilities                                            2,241                           2,296
                                                                ----------------            --------------------

                        Total Current Liabilities                        15,910                          51,149
                                                                ----------------            --------------------

Deposits & Prepayment Items

           Tenant Security Deposits                                       6,545                           6,345
                                                                ----------------            --------------------

                        Total Deposits &
                           Prepayment Liabilities                         6,545                           6,345
                                                                ----------------            --------------------

Long Term Liabilities

           Long Term Debt (Net of
              Current Maturities)                                     1,345,765                       1,357,279
                                                                ----------------            --------------------

                        Total Long Term Liabilities                   1,345,765                       1,357,279
                                                                ----------------            --------------------

                        Total Liabilities                             1,368,220                       1,414,773

Partners' Equity                                                        185,744                         209,874
                                                                ----------------            --------------------

Total Liabilities and Partners Equity                         $       1,553,964           $           1,624,647
                                                                ================            ====================

                     The accompanying notes are an integral
                       part of these financial statements

                     CASA ALEGRE PHASE I LIMITED PARTNERSHIP
                             Statement of Operations
                           December 31, 2002 and 2001



                                                                 Dec. 31, 2002                 Dec. 31, 2001
                                                                ----------------            --------------------

Revenue

      Rental Income                                           $         172,951           $             171,045
      Late Fees, Deposit Forfeitures, etc.                                  457                             320
      Interest Income                                                     3,573                           6,280
      Other Income                                                        1,055                           1,446
                                                                ----------------            --------------------

           Total Revenue                                                178,036                         179,091
                                                                ----------------            --------------------

Operating Expenses

      Administrative                                                     42,098                          40,629
      Utilities                                                          22,920                          25,922
      Maintenance                                                        33,660                          29,771
      Taxes and Insurance                                                20,821                          16,666
      Interest, net of subsidy                                           26,700                          27,581
                                                                ----------------            --------------------
           Total Cost Of Operations
                             Before Depreciation                        146,199                         140,569
                                                                ----------------            --------------------

           Net Income Before Depreciation                                31,837                          38,522

      Depreciation                                                       52,367                          53,804
                                                                ----------------            --------------------

           Net Operating Gain or (Loss)                                 (20,530)                        (15,282)
                                                                ----------------            --------------------

Other Income (Expense)

      Administrative Fee                                                 (2,400)                              0
                                                                ----------------            --------------------

           Total Other Income (Expense)                                  (2,400)                              0
                                                                ----------------            --------------------

Net Income or (Loss)                                          $         (22,930)          $             (15,282)
                                                                ================            ====================



                     The accompanying notes are an integral
                       part of these financial statements

                     CASA ALEGRE PHASE I LIMITED PARTNERSHIP
                          Statement of Partners Equity
                           December 31, 2002 and 2001





                                                     General        General        General       Limited
                                        Total        Partner        Partner        Partner       Partner
                                        -----        -------        -------        -------       -------

Partner's Equity,

      December 31, 2000          $       225,156         44,665            451             1        180,039



Net Income or (Loss), 2001               (15,282)          (151)            (1)            0        (15,130)

Partners' Capital Contributions                0              0              0             0              0

Partners' Distributions                        0              0              0             0              0

Partner's Equity,
      December 31, 2001          $       209,874         44,514            450             1        164,909

Net Income or (Loss), 2002               (22,930)          (227)            (2)            0        (22,701)

Partners' Capital Contributions                0              0              0             0              0

Partners' Distributions                   (1,200)             0              0             0         (1,200)

Partner's Equity,
      December 31, 2002          $       185,744         44,287            448             1        141,008
                                 ================      =========          ======         =====    ==========

                     The accompanying notes are an integral
                       part of these financial statements

                     CASA ALEGRE PHASE I LIMITED PARTNERSHIP
                             Statement of Cash Flow
                           December 31, 2002 and 2001
                Increase (Decrease) in Cash and Cash Equivalents





                                                                    Dec. 31, 2002           Dec. 31, 2001
                                                                    ---------------        -----------------

CASH FLOWS FROM OPERATING ACTIVITIES:

        Net Income or (Loss)                                      $        (22,930)      $          (15,282)
        Adjustments to Reconcile Net Income
          to Net Cash Provided by
        Operating Activities:
              Depreciation                                                  52,367                   53,804
        (Increase) Decrease In Assets
              Accounts Receivable - Other                                      (90)                   2,464
              Accounts Receivable - RD Rent Supplement                      (5,918)                       0
              Prepaid Property and Liability Insurance                        (233)                  (3,661)
              Tax and Insurance Escrow                                      (4,559)                  (3,440)
              Restricted Insurance Proceeds                                 33,490                  (33,490)
              Tenant Security Deposits                                         (50)                    (250)
              Deposits                                                      (2,000)                       0
        Increase (Decrease) in Liabilities
              Accounts Payable                                             (13,585)                  13,666
              Deferred Income - Insurance Proceeds                         (22,561)                  22,561
              Accrued Liabilities                                              (55)                    (179)
              Tenant Security Deposit                                          200                     (305)
                                                                    ---------------        -----------------
                     Net Cash Provided
                         (Used) by Operating Activities                     14,076                   35,888
                                                                    ---------------        -----------------

CASH FLOWS FROM INVESTING ACTIVITIES:

              Purchase Furniture and Equipment                             (19,326)                  (5,351)
              Reserve for Replacement Deposits                             (18,971)                 (18,269)
              Reserve for Replacement withdrawals                            7,476                    2,639
                                                                    ---------------        -----------------
                     Net Cash Provided
                         (Used) by Investing Activities                    (30,821)                 (20,981)
                                                                    ---------------        -----------------

CASH FLOWS FROM FINANCING ACTIVITIES:

              Principle Payments on Mortgage                               (10,552)                  (9,678)
              Partners Capital  Distribution                                (1,200)                       0
                                                                    ---------------        -----------------
                     Net Cash Provided
                         (Used) by Financing Activities                    (11,752)                  (9,678)
                                                                    ---------------        -----------------

              INCREASE (DECREASE) IN CASH                                  (28,497)                   5,229
              CASH AT BEGINNING OF YEAR                                     30,775                   25,546
                                                                    ---------------        -----------------

              CASH AT END OF YEAR                                            2,278                   30,775
                                                                    ===============        =================

SUPPLEMENTAL DISCLOSURES:
              Interest Paid                                                 26,700                   27,581
                                                                    ===============        =================


                     The accompanying notes are an integral
                       part of these financial statements

                     Casa Alegre Phase I Limited Partnership

                          NOTES TO FINANCIAL STATEMENTS

                           December 31, 2002 and 2001


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
------

     Casa Alegre Phase I Limited Partnership was organized September 21, 1989, as a limited partnership to develop, construct, own, maintain, and operate a 42-unit rental housing project for persons of low and moderate income pursuant to Sections 515 (b) and 521 of the Housing Act of 1949, as amended, which provides for interest and rental subsidies. The project is located in the city of Las Vegas, New Mexico, and is currently known as Casa Alegre Apartments. The major activities of the partnership are governed by the partnership agreement and Rural Economic and Community Development (RD). Annual distributions to the partners are limited by RD regulations to 8% of the borrower's initial capital investment of $45,000, which is $3,600.

     Summary of significant accounting policies follows.

     Basis of Accounting
     -------------------

     The financial statements of the partnership are prepared on the accrual basis of accounting and in accordance with generally accepted accounting principles.

     Capitalization and Depreciation
     -------------------------------

     Land, building, and improvements are recorded at cost. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives using the straight-line method. Improvements are capitalized, while expenditures for maintenance and repairs are charged to expense as incurred. Upon disposal of depreciable property, the appropriate property accounts are reduced by the related costs and accumulated depreciation. The resulting gains and losses are reflected in the statement of operations.

     Receivables
     -----------

     The receivables reported in the balance sheets are considered fully collectable, and therefore no allowance for doubtful accounts has been recorded.

     Income taxes
     ------------

     No provision or benefit for income taxes has been included in these financial statements since taxable income or loss passes through to, and is reportable by, the partners individually. The Partnership Federal Identification Number is 85-0378884.

     Cash equivalents
     ----------------

     The partnership considers all highly liquid investments with maturity of three months or less at the date of acquisition to be "cash equivalents."

     Rental income
     -------------

     Rental income is recognized as rentals become due. Rental payments received in advance are deferred until earned. All leases between the partnership and the tenants of the property are operating leases.

                     Casa Alegre Phase I Limited Partnership

                          NOTES TO FINANCIAL STATEMENTS

                           December 31, 2002 and 2001


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
------

     Reclassifications

     Certain items in the 2001 financial statements have been reclassified to conform with the 2002 presentation.

     Use of Estimates
     ----------------

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

NOTE B - PARTNERS' PROFIT AND LOSS ALLOCATION AND DISTRIBUTIONS
------

     The partners of Casa Alegre Phase I Limited Partnership and their respective profit and loss and capital ownership percentages are as follows at December 31, 2002:

                                                                     PROFIT                  CAPITAL
                                                                    AND LOSS                OWNERSHIP
                                                              ---------------------    --------------------
        Managing General Partner
             Western States Housing Corporation                      00.9900%               16.725599%
        General Partner
             A.B.O. Corporation                                      00.0005%               00.000371%
        General Partner
             Alan D. Nofsker                                         00.0095%               00.168994%
        Limited Partner
             WNC Housing Tax Credit Fund II                          99.0000%               83.105036%
                                                              ---------------------    --------------------

        TOTAL                                                       100.0000%              100.000000%
                                                              =====================    ====================

     Distributable cash flow is payable as follows:

     1) Payment of current Priority Cash Distribution, then to the payment of any accrued Priority Cash Distribution from previous years;

     2)   Payment of Partnership Administration Fee;

     3)   The balance 99% to the Limited Partner and 1% to the General Partners.

NOTE C - LONG TERM DEBT
-------

The project is financed by a 50-year mortgage payable to RD in the original amount of $1,455,000. The partnership has entered into an interest subsidy agreement with RD, which effectively reduces the interest rate to approximately 1% over the term of the loan. The 8.75% mortgage is payable in monthly installments of $3,111 net of the interest subsidy through September 20, 2040. During 2002 and 2001, interest subsidy payments of $91,761 and $92,123 were treated as a reduction of interest expense.

                     Casa Alegre Phase I Limited Partnership

                          NOTES TO FINANCIAL STATEMENTS

                           December 31, 2002 and 2001

NOTE C - LONG TERM DEBT (continued)
------

     In accordance with the loan agreement with RD, a reserve for replacements is to be funded $14,550 annually until the account reaches a balance of $145,500. The replacement reserve is overfunded (underfunded) $32,893 and $28,504 at December 31, 2002 and 2001, respectively.

     The apartment project is pledged as collateral for the mortgage.

     The mortgage loan is nonrecourse debt secured by deeds of trust on the related real estate.

     Aggregate maturities of long-term debt for the next five years are as follow:


                   December 31, 2003            $                         11,521
                   December 31, 2004                                      12,571
                   December 31, 2005                                      13,716
                   December 31, 2006                                      14,965
                   December 31, 2007                                      16,329
                   Other Years                                         1,288,184
                                                       -------------------------
                   RD Note Balance              $                    $ 1,357,286
                                                       =========================

NOTE D - RENTAL ASSISTANCE
------

     RD has contracted with the partnership effective April 3, 1991, pursuant to
     Section 521 of the Housing Act of 1949, to make rental assistance payments to the partnership on behalf of qualified tenants. The contracts terminate upon total disbursement of the assistance obligation. During 2002 and 2001, rental assistance payments received under these contracts were $108,188 and $107,639, respectively.


NOTE E - TRANSACTIONS WITH AFFILIATES AND RELATED PARTIES
------

     Management Fee
     --------------

     In accordance with the Management agreement, the partnership has incurred management fee expenses of $15,616 and $15,392 in 2002 and 2001, respectively, for services rendered in connection with the leasing and operation of the project. The management fee is equal to $32 per unit per month per occupied units. The Management Company is a related party to the Managing General Partner.

                     Casa Alegre Phase I Limited Partnership

                          NOTES TO FINANCIAL STATEMENTS

                           December 31, 2002 and 2001


NOTE E - TRANSACTIONS WITH AFFILIATES AND RELATED PARTIES (continued)
------

     Owner Distribution-Priority Cash
     --------------------------------

     In accordance with the partnership agreement, prior to any distributions of Cash Flow From Operations or the Partnership Administration Fee, the Partnership shall distribute annually to the Investment Limited Partner from Net Rental Income the sum of $1,200 ("Priority Cash Distribution"). In the event the Partnership does not have adequate revenue to meet the annual Priority Cash Distribution, then the Priority Cash Distribution deficiency shall accrue and shall be paid in the next year in which the Partnership has Net Rental Income. Priority Cash Distributions of $1,200 were applied in 2002. See Note F regarding 2001.

     Owner Distribution-Partnership Administration Fee
     -------------------------------------------------

     In accordance with the Partnership agreement, the partnership shall pay to the General Partner a Partnership Administration Fee equal to $2,400 for each fiscal year of the partnership. The Partnership Administration Fee shall be payable within seventy-five (75) days following each calendar year and shall be payable from Cash Flow From Operations. If the Partnership Administration Fee is not paid in any year, it shall not accrue for payment in subsequent years. Partnership Administration Fees of $2,400 were applied in 2002. See Note F regarding 2001.


     Purchases
     ---------

     The partnership occasionally purchases supply and repair materials from an entity, which has common ownership with the current management company and a General Partner. Purchases incurred for the years ended December 31, 2002 and 2001 were $3,711 and $6,124, respectively.

      Amounts Due to Related Parties

     Amounts due to related parties at December 31, 2002, consist of the following:

                      Payroll                                 $               30
                      Purchases/supplies                      $              194


     The following items exist as liabilities in the financial statements. However, they are only payable under certain conditions - See Note C regarding these items.

                      Owner Distribution fees                 $               24
                      Priority cash distribution              $            1,200
                      Partnership administration fees         $            2,400

                     Casa Alegre Phase I Limited Partnership

                          NOTES TO FINANCIAL STATEMENTS

                           December 31, 2002 and 2001

NOTE E - TRANSACTIONS WITH AFFILIATES AND RELATED PARTIES (continued)
------

     Payroll Reimbursement
     ---------------------

     State agencies governing employee/payroll related issues view the management agent as the employer of all personnel, including site-based. As required by these state agencies, Medlock Southwest Management Company furnish personnel to the partnership, administer personnel policies, and pay all related payroll cost. In return, the partnership reimburses Medlock Southwest Management Company each pay period for the cost associated with the payroll expenses. The management company is a related party to a General Partner.


     NOTE F - OWNER DISTRIBUTIONS
     ----------------------------

     As discussed in Note A, the partnership is limited as to the amount that can be distributed to the partners each year in the form of equity distributions or other partnership fees. In years prior to 2001, the distribution and fees had been accrued as of December 31st. However, in the years where cash flow was insufficient to pay the distribution/fee that does not accrue; the amounts previously reported would necessitate reversals. In order to add clarity to the financial statements, management began posting the distribution/fee in January of the year following the time period being addressed. This timing difference has caused the 2001 documents to not include owner distributions/fees.


NOTE G - INSURANCE PROCEEDS
---------------------------

     Insurance proceeds were received for roof damage to Casa Alegre I Limited Partnership and Casa Alegre II Limited Partnership. The insurance agent disbursed one check for the combined damage to the properties. The funds are held in a restricted account by Casa Alegre I Limited Partnership. The accounts payable total includes the proceeds due to Casa Alegre II for the insurance damage less payments made for construction during 2001. The insurance receipts not disbursed for repairs have been reported as deferred income on the financial statements. The repairs to the units were in progress as of December 31, 2001. The repairs are complete and all insurance claims were resolved as of 12-31-02. All transactions between Casa Alegre I & II involving the insurance and related repairs were resolved during 2002.

                   Independent Auditors' Report on Compliance

Kenneth C. Boothe & Company, P.C.
Certified Public Accountant
--------------------------------------------------------------------------------
1001 East Farm Road 700 o Big Spring, Texas 79720 o (915) 263-1324 o FAX (915) 263-2124



                   INDEPENDENT AUDITORS' REPORT ON COMPLIANCE
                            WITH LAWS AND REGULATIONS


To the Partners,
Casa Alegre Phase I Limited Partnership

We have audited the financial statements of Casa Alegre Phase I Limited Partnership as of, and for the year ended, December 31, 2002, and have issued our report thereon dated February 8, 2003.

We conducted our audit in accordance with generally accepted auditing standards and Government Auditing Standards issued by the Comptroller General of the
     -------------------------------
United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

Compliance with laws, regulations, contracts, and grants applicable to the Partnership is the responsibility of the Partnership's management. As part of obtaining reasonable assurance about whether the financial statements are free of material misstatement, we performed tests of the Partnership's compliance with certain provisions of laws, regulations, and contracts. However, the objective of our audit was not to provide an opinion on overall compliance with such provisions; accordingly, we do not express such an opinion.

We also considered those compliance matters regarding types of services allowed or disallowed, eligibility, matching, level of effort and earmarking, reporting and special tests, and provisions comprehended in Attachment 2 of U.S. Department of Agriculture, Farmers Home Administration Audit Program Handbook,
                                                         ----------------------
dated December 1989.

We noted certain nonmaterial instances of noncompliance and have attached these to this report.

This report is intended for the information of Casa Alegre Phase I Limited Partnership, its management, and the U.S. Department of Agriculture, Rural Development and Community Development. However, this report is a matter of public record and its distribution is not limited.








                                     KENNETH C. BOOTHE AND COMPANY, P.C.

February 8, 2003
Big Spring, Texas

                     Casa Alegre Phase I Limited Partnership

                          NON-MATERIAL COMPLIANCE ITEMS

                                December 31, 2002





         Finding:
         ---------                  For  Unit # 418 and  #446,  there  was not a
                                    current rent  addendum in the tenant file to
                                    update    the    change   in   net    tenant
                                    contribution.



         Recommendation:
         ---------------            Management  should  prepare a  current  rent
                                    addendum and have it signed by the tenant.




         Management's Reply:
         -------------------        Management  has prepared a rent addendum and
                                    the tenant has signed and dated it.





         Finding:
         -------- For Unit #474, documentation of independent income verification was not on file.




         Recommendation:
         ---------------            Management  should  obtain  adequate  income
                                    verification and maintain the documentation in the tenant file.



         Management's Reply:
         -------------------        Management  has  obtained   adequate  income
                                    verification and included the documentation in the tenant records.

           Independent Auditors' Report on Internal Control Structure

Kenneth   C.   Boothe   &   Company,    P.C.    Certified   Public    Accountant
--------------------------------------------------------------------------------
1001 East Farm Road 700 o Big Spring, Texas 79720 o (915) 263-1324 o FAX (915) 263-2124




           INDEPENDENT AUDITORS' REPORT ON INTERNAL CONTROL STRUCTURE


To the Partners,
Casa Alegre Phase I Limited Partnership

We have audited the financial statements of Casa Alegre Phase I Limited Partnership as of, and for the year ended, December 31, 2002, and have issued our report thereon dated February 8, 2003.

We conducted our audit in accordance with generally accepted auditing standards and Government Auditing Standards issued by the Comptroller General of the
------------------------------------
United  States  and  the  Audit  Program  issued  by  the  U.S.   Department  of
                          --------------
Agriculture, Rural Economic and Community Development, dated December, 1989. Those standards and the Audit Program require that we plan and perform the audit
                        -------------
to obtain reasonable assurance about whether the financial statements are free of misstatement and about whether the Partnership complied with laws and regulations, noncompliance with which would be material to an RD assisted program.

The management of the Partnership is responsible for establishing and maintaining an internal control structure. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of internal control structure policies and procedures. The objectives of an internal control structure are to provide management with reasonable, but not absolute, assurance that assets are safeguarded against loss from unauthorized use or disposition, and that transactions are executed in accordance with management's authorization and recorded properly to permit the preparation of financial statements in accordance with generally accepted accounting principles, and that RD assisted programs are managed in compliance with applicable laws and regulations. Because of inherent limitations in any internal control structure, errors or irregularities may nevertheless occur and not be detected. Also, projection of any evaluation of the structure to future periods is subject to the risk that procedures may become inadequate because of changes in conditions or that the effectiveness of the design and operation of policies and procedures may deteriorate.

In planning and performing our audit, we obtained an understanding of the design of relevant internal control structure policies and procedures and determined whether they had been placed in operation, and we assessed control risk in order to determine our auditing procedures for the purpose of expressing our opinions on the financial statements of the Partnership and on its compliance with requirements applicable to its RD assisted programs and to report on the internal control structure and not to provide any assurance on the internal control structure.

We performed tests of controls to evaluate the effectiveness of the design and operation of internal control structure policies and procedures that we considered relevant to preventing or detecting material noncompliance with requirements applicable to the Partnership's RD assisted programs. Our procedures were less in scope than would be necessary to render an opinion on internal control policies and procedures. Accordingly, we do not express such an opinion.

Our consideration of the internal control structure would not necessarily disclose all matters in the internal control structure that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a reportable condition in which the design or operation of one or more of the specific internal control structure elements does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements or that noncompliance with laws and regulations that would be material to an RD assisted program may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. We note no matters involving the internal control structure and its operation that we consider to be material weaknesses as defined above.

This report is intended for the information of management and the U.S. Department of Agriculture, Rural Economic and Community Development. However, this report is a matter of public record and its distribution is not limited.







                                  KENNETH C. BOOTHE AND COMPANY, P.C.

February 8, 2003
Big Spring, Texas

                            Supplemental Information

                     CASA ALEGRE PHASE I LIMITED PARTNERSHIP
                      Schedule of Administrative, Utilities
               Maintenance, Taxes, Insurance and Interest Expense
                           December 31, 2002 and 2001

                                                      Dec. 31, 2002               Dec. 31, 2001
                                                      -------------               -------------
          Administrative Expenses

               Advertising                                       268                         158
               Office Supplies                                 1,464                       1,189
               Office Furniture & Equipment                    1,450                         589
               Manager Salaries                                8,922                       9,251
               Management Fee                                 15,616                      15,392
               Legal                                             164                         192
               Auditing                                        5,050                       3,905
               Payroll Taxes (Project Share)                   2,377                       2,941
               Workers Compensation Ins                          649                         734
               Health Insurance                                3,273                       2,949
               Telephone                                       1,255                       1,155
               Other Financial Expense                           888                          98
               Miscellaneous                                     722                       2,076
                                                      ---------------             ---------------

                                                              42,098                      40,629
                                                      ===============             ===============

          Utilities

               Electricity                                     1,314                       2,208
               Water                                           7,080                       8,072
               Gas                                             2,428                       1,887
               Sewer                                           5,841                       7,304
               Garbage & Trash Removal                         5,643                       6,239
               Other Utilities                                   614                         212
                                                      ---------------             ---------------

                                                              22,920                      25,922
                                                      ===============             ===============


                     CASA ALEGRE PHASE I LIMITED PARTNERSHIP
                      Schedule of Administrative, Utilities
               Maintenance, Taxes, Insurance and Interest Expense
                           December 31, 2002 and 2001

                                                      Dec. 31, 2002               Dec. 31, 2001
                                                      -------------               -------------
          Maintenance Expenses

               Janitor & Cleaning Supplies                       437                         425
               Janitor & Cleaning Contract                         0                           0
               Extermination Payroll/Contract                  1,447                         422
               Security Contract                                 617                         181
               Grounds Contracts                                  65                           0
               Grounds Supplies                                2,912                       1,507
               Repairs Payroll                                18,668                      17,812
               Repairs Material                                4,385                       6,224
               Repairs Contract                                3,629                       1,484
               Heating/Cooling Rep & Maint                        38                          20
               Decorating Payroll                                  0                           0
               Decorating Supplies                             1,027                         648
               Furniture & Furnishing Replace                    212                         894
               Veh & Main Equip Oper & Rep                       223                         154
                                                      ---------------             ---------------

                                                              33,660                      29,771
                                                      ===============             ===============
          Taxes and Insurance

               Real Estate Taxes                               6,809                       7,099
               Misc Taxes, Licenses & Permit                   4,236                       1,557
               Property & Liab Ins (Hazard)                    9,463                       7,835
               Fidelity Bond Insurance - (On
                 Site Personnel)                                 313                         175

                                                              20,821                      16,666
                                                      ===============             ===============

          Interest Expense

               Interest on Mortgage                           26,700                      27,581
                                                                                  ---------------

                                                              26,700                      27,581
                                                      ===============             ===============

          Other Financial Expenses

               Administrative Fee                              2,400                           0
                                                      ---------------             ---------------

                                                               2,400                           0
                                                      ===============             ===============